Exhibit 99.1

RLH CORPORATION REPORTS FIRST QUARTER 2020 RESULTS AND PROVIDES COVID-19 UPDATE

DENVER, May 8, 2020 – Red Lion Hotels Corporation (the “Company”) (NYSE: RLH), a hospitality company doing business as RLH Corporation which franchises midscale and economy hotels, today reported first quarter 2020 results and provided an update regarding financial and operational activities in light of the ongoing COVID-19 pandemic.

First Quarter Highlights

•	Closed the quarter with $37.8 million in cash and cash equivalents, no corporate debt, and only $5.6 million in debt secured by our hotel RL Olympia in our joint venture.

•

Net loss attributable to RLH Corporation for the first quarter of 2020 was $(8.1) million or $(0.32) per share compared to a net loss of $(4.3) million or $(0.17) per share in the prior year period. The year-over-year change was primarily driven by $9.7 million of bad debt expense largely resulting from the economic impact of COVID-19 on receivable balances such as those associated with Inner Circle and other former franchisees. Net loss this quarter also included a $1.8 million asset impairment on the Red Lion Hotel Seattle Airport primarily due to the impact of COVID-19, a $1.3 million loss associated with the retirement of debt, and $0.5 million of employee separation costs. This was partially offset by a $7.9 million gain from the disposal of two hotel properties.

•	Adjusted EBITDA for the quarter was $(10.3) million compared to $1.0 million for the prior year period.

•

In the core franchise hotel segment, first quarter revenues were $10.9 million compared to $13.0 million in the prior year period; Core Adjusted EBITDA was a loss of $(10.0) million, compared to a loss of $(0.4) million in the prior year period.

•

Executed 70 franchise agreements, an increase of 25% year-over-year. The agreements are comprised of 6 midscale hotels and 64 economy hotels; of these, 16 are for new locations. Offsetting new franchise agreements were 44 terminations, a 21% improvement year-over-year, comprised of 1 midscale hotel and 43 economy hotels.

•	Completed the sale of Hotel RL Washington D.C. and Red Lion Hotel Anaheim for net proceeds of $9.0 million, after closing costs, property level debt repayments and required credit facility repayment.

RLH Corporation Interim CEO John Russell stated, “At the start of the year, we were seeing positive results from the strategic plan we implemented to focus on our franchise growth. This was evident with the increase in signed contracts and decrease in terminations year-over-year. However, as the impact of COVID-19 became more prevalent across the industry, the effect of stay-at-home orders and the unprecedented reduction of travel stalled our positive momentum meaningfully and new signings have slowed in April. In response, we took difficult but decisive action that allowed us to best concentrate our focus on the long-term success of our franchisees and our Company. While occupancy is down significantly, the vast majority of the Company’s franchise hotels have remained open and we have implemented programs to support our franchisees. Our franchisees are there to support the front-line heroes in this fight including health care providers, long distance truckers and traveling front line workers. We applaud these heroes for their efforts and recognize our franchisees for continuing to offer respite to these essential workers.”

Mr. Russell continued, “We ended the quarter with nearly $38 million of cash and no corporate level debt. We have taken significant steps to withstand this temporary disruption, including accelerating our reduction in cost structure. As we navigate through this difficult time, we will continue to work with our franchisees to make sure they have the resources necessary to operate their hotels now, and a plan for their full return in the future. We would like to thank all of our franchisees and RLHC team members for their dedication as we work toward building a strong recovery.”

First Quarter 2020 Financial Results

The Company reported a net loss to RLH Corporation of $(8.1) million or $(0.32) per share in the first quarter compared to a net loss of $(4.3) million or $(0.17) per share in the prior year period. The year-over-year change is attributable to first quarter bad debt expense of $9.7 million largely resulting from the economic impact of COVID-19 on receivable balances such as those associated with Inner Circle and other former franchisees, a $1.8 million asset impairment on the Red Lion Hotel Seattle Airport primarily due to the impact of COVID-19, a $1.3 million loss associated with the retirement of debt, and $0.5 million of employee separation costs. This was partially offset by a $7.9 million gain from the sale of two hotel properties.

Adjusted EBITDA for the first quarter was a loss of $(10.3) million compared to $1.0 million for the first quarter of 2019. The change reflects lower contribution from the sale of the owned hotels, lower royalty revenues due to the impact of franchise terminations and increased expenses primarily related to bad debt.

Royalty fees were $4.4 million compared to $5.7 million in the prior year quarter primarily due to terminated hotel agreements and the impact of COVID-19 on midscale brands, which generally pay royalties and marketing fees as a percentage of gross rooms’ revenues.

Selling, general, administrative and other expenses, which include franchise sales, operations and corporate costs and bad debt expense, were $16.3 million compared to $7.4 million in the year-ago period. The increase was driven by a recognition of $9.7 million in bad debt expense which includes $6.3 million related to Inner Circle.

Core Franchise Operations

The following table provides results for the Company’s core franchised hotel segment:

($ in thousands)	For the quarter ended March 31,
	2020	2019	Change
Revenue:
Royalty	$4,357	$5,740	(24.1)%
Marketing, reservations and reimbursables	5,805	6,729	(13.7)%
Other franchise	774	542	42.8%

Total revenues	10,936	13,011	(15.9)%

Core Adjusted EBITDA:
Core Adjusted EBITDA	(9,967)	(428)	NM

Royalty revenue mix for the first quarter of 2020 was 72% from economy hotels and 28% from midscale hotels.

During the first quarter of 2020, the Company executed 70 franchise agreements an increase of 25% year-over-year, comprised of 6 midscale hotels and 64 economy hotels, versus 56 agreements in the year-ago period. Of the 70 contracts signed during the quarter, 16 are for new locations.

Offsetting new contracts in the quarter were 44 terminations, a 21% improvement year-over-year, which included 1 midscale hotel and 43 economy hotels.

COVID-19 Update

The Company has taken a number of steps in response to the pandemic, which include the following:

•	Reduced spend to enhance liquidity

•	Reduction of workforce and compensation across executive ranks, staff and board of directors

•	Consolidation of office space by closing the Spokane office and sub-leasing surplus office space

•	Suspension of non-essential CapEx programs

•	Measures to support franchisees

•	Royalty and Marketing Fee deferral program for all brands

•	Temporary fee reduction for review responses, guest relations and other fees

•	Delay of capital intensive brand standards

•	Provided information on legislative relief that may be available to franchisees

On April 23 the Company announced the receipt of $4.2 million in proceeds from a loan entered into pursuant to the Paycheck Protection Program. Subsequent to our receipt of those funds, the US government issued new guidance, effective retroactively, that introduced significant ambiguity to certain eligibility requirements, particularly for publicly traded companies. While the Company believes that the eligibility requirements in place at the time of the loan application were met, it does not appear that the new eligibility requirements are met. The Company made the decision to return the proceeds of the loan in May.

While the Company saw solid momentum in franchise sales in the first quarter, as travel has been meaningfully impacted by COVID-19, the Company saw a notable slowdown in agreements to date in the second quarter. On April 2, 2020, the Company announced it has withdrawn its guidance of signing 60 to 80 franchise agreements for new locations in 2020 due to the impact of COVID-19.

Balance Sheet and Liquidity

As of March 31, 2020, RLH Corporation had cash and cash equivalents of $37.8 million. The Company had debt of $5.6 million comprised solely of one hotel mortgage in its joint venture. Adjusted free cash flow for the three months ended March 31, 2020 was approximately $6.1 million as compared to $5.4 million for the three months ended March 31, 2019.

Hotel Sales

On February 7, 2020, the Company completed the sale of its Hotel RL Washington D.C. for $16.35 million in gross proceeds.

On February 27, 2020, the Company completed the sale of its Red Lion Hotel Anaheim for $21.5 in gross proceeds. Proceeds were used to repay the Company’s $10 million credit facility, with the remaining funds being used to fund franchise growth opportunities and general business purposes.

In addition, the Company has listed its Hotel RL Baltimore for sale and continues the marketing process for the Hotel RL Olympia. The timing and proceeds of the hotel sales are subject to buyer negotiation, market conditions, and the availability of buyer financing, all of which have been disrupted due to the COVID-19 pandemic.

Conference Call Information

RLH Corporation will host a conference call on Friday, May 8 at 9:00 AM Eastern Time, to discuss the results for interested investors, analyst and portfolio managers. To participate in the conference call, please dial the following number 10 minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341.

This conference call will also be webcast live on www.rlhco.com in the Investor Relations section of the website. To listen to the live call, please go to the RLH Corporation website at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at approximately 11:00 AM Eastern Time on May 8 through midnight May 22, 2020 at (877) 660-6853 or (International) (201) 612-7415, using access code 13698294. The replay will also be available shortly after the call on the RLH Corporation website.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation, which focuses on the franchising of midscale and economy hotels. The Company strives to maximize return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning operational and financial impacts of the COVID-19 pandemic, plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, risks associated with our asset light model; relationships with our franchisees and properties; competitive conditions in the lodging industry; economic cycles; changes in future demand and supply for hotel rooms; international conflicts and conditions; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; the extent and duration of the COVID-19 pandemic; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other risks and uncertainties discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2019, and in other documents filed by the Company with the Securities and Exchange Commission. The forward-looking statements contained herein speak only to the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements except as required by law.

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Investor Relations Contact:

Nikki Sacks

Investor Relations

203-682-8263

investorrelations@rlhco.com

RED LION HOTELS CORPORATION

Condensed Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenue:
Royalty	$4,357	$5,740
Marketing, reservations and reimbursables	5,805	6,729
Other franchise	774	542
Company operated hotels	6,329	12,970
Other	—	3

Total revenues	17,265	25,984
Operating expenses:
Selling, general, administrative and other expenses	16,265	7,391
Company operated hotels	6,678	11,545
Marketing, reservations and reimbursables	5,758	7,161
Depreciation and amortization	2,537	3,447
Asset impairment	1,760	—
Loss (gain) on asset dispositions, net	(7,892)	6
Transaction and integration costs	398	62

Total operating expenses	25,504	29,612

Operating income (loss)	(8,239)	(3,628)
Other income (expense):
Interest expense	(506)	(882)
Loss on early retirement of debt	(1,309)	—
Other income (expense), net	48	33

Total other income (expense)	(1,767)	(849)

Income (loss) before taxes	(10,006)	(4,477)
Income tax expense (benefit)	(752)	82

Net income (loss)	(9,254)	(4,559)
Net (income) loss attributable to noncontrolling interest	1,155	286

Net income (loss) and comprehensive income (loss) attributable to RLH Corporation	$(8,099)	$(4,273)

Earnings (loss) per share - basic	$(0.32)	$(0.17)
Earnings (loss) per share - diluted	$(0.32)	$(0.17)
Weighted average shares - basic	25,199	24,603
Weighted average shares - diluted	25,199	24,603
Non-GAAP Financial Measures (1)
EBITDA	$(6,963)	$(148)
Adjusted EBITDA	$(10,315)	$999

(1)	The definitions of “EBITDA” and “Adjusted EBITDA” and how those measures relate to net income (loss) are discussed further in this release under Reconciliation of Non-GAAP Financial Measures.

RED LION HOTELS CORPORATION

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands, except share data)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents ($1,914 and $1,819 attributable to VIEs)	$37,775	$29,497
Restricted cash ($100 and $2,311 attributable to VIEs)	100	2,311
Accounts receivable ($718 and $1,033 attributable to VIEs), net of an allowance for doubtful accounts of $8,125 and $4,589, respectively	10,701	15,143
Notes receivable, net	286	5,709
Other current assets ($144 and $311 attributable to VIEs)	5,156	5,849

Total current assets	54,018	58,509

Property and equipment, net ($11,520 and $29,848 attributable to VIEs)	36,071	68,668
Operating lease right-of-use assets ($0 and $10,810 attributable to VIEs)	5,552	48,283
Goodwill	18,595	18,595
Intangible assets, net	47,845	48,612
Other assets, net ($0 and $703 attributable to VIEs)	2,427	3,851

Total assets	$164,508	$246,518

LIABILITIES
Current liabilities:
Accounts payable ($543 and $589 attributable to VIEs)	$6,251	$5,510
Accrued payroll and related benefits ($68 and $349 attributable to VIEs)	1,184	2,709
Other accrued liabilities ($176 and $455 attributable to VIEs)	4,915	5,469
Long-term debt, due within one year ($5,576 and $16,984 attributable to VIEs)	5,576	16,984
Operating lease liabilities, due within one year ($0 and $966 attributable to VIEs)	1,519	4,809

Total current liabilities	19,445	35,481

Long-term debt, due after one year, net of debt issuance costs ($0 and $5,576 attributable to VIEs)	—	5,576
Line of credit, due after one year	—	10,000
Operating lease liabilities, due after one year ($0 and $11,938 attributable to VIEs)	5,339	46,592
Deferred income and other long-term liabilities ($3 and $28 attributable to VIEs)	941	1,105
Deferred income taxes	678	743

Total liabilities	26,403	99,497

Commitments and contingencies
STOCKHOLDERS’ EQUITY
RLH Corporation stockholders’ equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 25,208,983 and 25,148,005 shares issued and outstanding	253	251
Additional paid-in capital, common stock	179,568	181,608
Accumulated deficit	(44,974)	(36,875)

Total RLH Corporation stockholders’ equity	134,847	144,984
Noncontrolling interest	3,258	2,037

Total stockholders’ equity	138,105	147,021

Total liabilities and stockholders’ equity	$164,508	$246,518

RED LION HOTELS CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Three Months Ended March 31,
	2020	2019
Operating activities:
Net income (loss)	$(9,254)	$(4,559)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,537	3,447
Noncash PIK interest and amortization of debt issuance costs	182	47
Amortization of key money and contract costs	264	206
Amortization of contract liabilities	(165)	(197)
Loss (gain) on asset dispositions, net	(7,892)	6
Noncash loss on early retirement of debt	750	—
Asset impairment	1,760	—
Deferred income taxes	(65)	52
Stock-based compensation expense	373	916
Provision for doubtful accounts	9,739	245
Change in operating assets and liabilities:
Accounts receivable	501	(1,009)
Key money disbursements	(129)	(236)
Other current assets	504	(616)
Accounts payable	459	1,383
Other accrued liabilities	(1,858)	(1,717)

Net cash provided by (used in) operating activities	(2,294)	(2,032)

Investing activities:
Capital expenditures	(782)	(1,500)
Net proceeds from disposition of property and equipment	36,896	—
Collection of notes receivable	—	21
Advances on notes receivable	—	(90)

Net cash provided by (used in) investing activities	36,114	(1,569)

Financing activities:
Borrowings on long-term debt, net of discounts	—	16,513
Repayment of long-term debt and finance leases	(17,717)	(170)
Repayment of line of credit borrowing	(10,000)	—
Distributions to noncontrolling interest	—	(7,431)
Stock-based compensation awards canceled to settle employee tax withholding	(81)	(342)
Stock option and stock purchase plan issuances, net and other	45	112

Net cash provided by (used in) financing activities	(27,753)	8,682

Change in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	6,067	5,081
Cash, cash equivalents and restricted cash at beginning of period	31,808	19,789

Cash, cash equivalents and restricted cash at end of period	$37,875	$24,870

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

A summary of activity relating to our open franchise and company operated hotels from January 1, 2020 through March 31, 2020, including the approximate number of available rooms, is provided below:

	Midscale Brand		Economy Brand		Total
	Hotels	Total Available Rooms	Hotels	Total Available Rooms	Hotels	Total Available Rooms
Beginning quantity, January 1, 2020	96	13,500	966	54,200	1,062	67,700
Newly opened	—	—	6	300	6	300
Terminated properties	(1)	(300)	(43)	(2,800)	(44)	(3,100)

Ending quantity, March 31, 2020	95	13,200	929	51,700	1,024	64,900

A summary of activity relating to our open midscale franchise and company operated hotels by brand from January 1, 2020 through March 31, 2020 is provided below:

Midscale Brand Hotels	Hotel RL	Red Lion Hotels	Red Lion Inn and Suites	Signature	Other	Total
Beginning quantity, January 1, 2020	9	39	40	4	4	96
Terminated properties	—	(1)	—	—	—	(1)

Ending quantity, March 31, 2020	9	38	40	4	4	95

Ending rooms, March 31, 2020	1,400	7,700	3,300	300	500	13,200

A summary of activity relating to our open economy franchise hotels by brand from January 1, 2020 through March 31, 2020 is provided below:

Economy Brand Hotels	ABVI and CBVI	Knights Inn	Country Hearth	Guest House	Other	Total
Beginning quantity, January 1, 2020	657	232	47	19	11	966
Newly opened	3	3	—	—	—	6
Terminated properties	(28)	(11)	(2)	(1)	(1)	(43)

Ending quantity, March 31, 2020	632	224	45	18	10	929

Ending rooms, March 31, 2020	33,500	13,500	2,200	1,200	1,300	51,700

A summary of our executed agreements for the three months ended March 31, 2020 is provided below:

	Midscale Brand	Economy Brand	Total
Executed franchise license agreements, three months ended March 31, 2020:
New locations	2	14	16
New contracts for existing locations	4	50	54

Total executed franchise license agreements, three months ended March 31, 2020	6	64	70

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

Free Cash Flow is a non-GAAP measured defined as net cash provided by or used in operating activities less capital expenditures. The Company believes it is an important liquidity measure that provides useful information to management and investors about the amount of cash generated by the business.

Adjusted Free Cash Flow is a non-GAAP measure defined as Free Cash Flow adjusted to reflect the impact of certain investing or financing cash flows such as acquisitions, proceeds from dispositions of properties, borrowings and repayments of long-term debt, and distributions to non-controlling interests. We believe this information is necessary as reflecting significant cash flows from strategic investing and financing decisions provides the most accurate overall measure of cash generated or used by the business.

Free Cash Flow and Adjusted Free Cash Flow are commonly used measures of performance. We utilize these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future cash generation and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported net cash provided by (used in) operating activities, investing activities, and financing activities. Free Cash Flow and Adjusted Free Cash Flow are not intended to represent net cash provided by (used in) operating activities, investing activities, or financing activities defined by generally accepted accounting principles in the United States of America (“GAAP”), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies may calculate Free Cash Flow and, in particular, Adjusted Free Cash Flow differently than we do or may not calculate them at all, limiting the usefulness of Free Cash Flow and Adjusted Free Cash Flow as comparative measures.

The following is a reconciliation of GAAP net cash provided by (used in) operating activities to non-GAAP Free Cash Flow and Adjusted Free Cash Flow for the three months ended March 31, 2020 and 2019 (in thousands):

	Three Months Ended March 31,
	2020	2019
Net cash used in operating activities	$(2,294)	$(2,032)
Less: Capital expenditures	(782)	(1,500)

Free Cash Flow	(3,076)	(3,532)
Net proceeds from disposition of property and equipment	36,896	—
Borrowings on long-term debt, net of discounts	—	16,513
Repayment of line of credit borrowing	(10,000)	—
Repayment of long-term debt and finance leases	(17,717)	(170)
Distributions to noncontrolling interest	—	(7,431)

Adjusted Free Cash Flow	$6,103	$5,380

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. The Company believes it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness.

Adjusted EBITDA is an additional measure of financial performance. The Company believes that the inclusion or exclusion of certain special items, such as stock-based compensation, gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. Adjusted EBITDA also excludes the effect of non-cash stock compensation expense. We believe that the exclusion of this item is consistent with the purposes of the measure described below.

EBITDA and Adjusted EBITDA are commonly used measures of performance in the industry. RLH Corporation utilizes these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. Our board of directors and executive management team consider Adjusted EBITDA to be a key performance metric and compensation measure. The Company believes the measures are a complement to reported operating results. EBITDA and Adjusted EBITDA are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States of America (“GAAP”), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in the industry may calculate EBITDA and, in particular, Adjusted EBITDA differently than the Company does or may not calculate them at all, limiting the usefulness of EBITDA and Adjusted EBITDA as comparative measures.

Non-Core Adjusted EBITDA includes the results of our Company Operated Hotels. Core Adjusted EBITDA is comprised of franchise and all other results, including all Selling, general, administrative and other expenses. Management believes this presentation provides a meaningful comparison of our financial results as Core Adjusted EBITDA represents the results of our Company as a franchise only business.

The following is a reconciliation of Core and Non-Core GAAP net income (loss) to Core and Non-Core non-GAAP EBITDA and Adjusted EBITDA for the three months ended March 31, 2020 (in thousands):

	Core	Non-Core	Total
Net (loss) income	$(12,720)	$3,466	$(9,254)
Depreciation and amortization	1,671	866	2,537
Interest expense	172	334	506
Income tax benefit	(752)	—	(752)

EBITDA	(11,629)	4,666	(6,963)

Stock-based compensation (1)	373	—	373
Asset impairment(2)	—	1,760	1,760
Transaction and integration costs (3)	366	32	398
Employee separation and transition costs (4)	528	—	528
Loss on early retirement of debt (5)	223	1,086	1,309
Gain on asset dispositions (6)	—	(7,892)	(7,892)
Non-income tax expense assessment (7)	172	—	172

Adjusted EBITDA	(9,967)	(348)	(10,315)

Adjusted EBITDA attributable to noncontrolling interests	—	(78)	(78)

Adjusted EBITDA attributable to RLH Corporation	$(9,967)	$(426)	$(10,393)

(1)

Costs represent total stock-based compensation for the period. These costs are included within Selling, general, administrative and other expenses and Marketing, reservations and reimbursables on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(2)	In the three months ended March 31, 2020, we recognized an impairment on our Red Lion Hotel Seattle Airport leased property.
(3)	Transaction and integration costs include incremental expenses incurred for potential and executed acquisitions and dispositions of assets.
(4)

The costs recognized relate to severance payments due to our Chief Financial Officer upon her departure in March 2020, along with a reduction in force that was implemented in the first quarter of 2020. These costs are included within Selling, general, administrative and other expenses and Marketing, reservations and reimbursables on the Condensed Consolidated Statements of Comprehensive Income.

(5)

The Loss on early retirement of debt relates to unamortized deferred debt issuance costs and prepayment fees incurred related to the payoff of a secured debt agreement at RL Venture – Olympia and the outstanding balance on our Line of Credit.

(6)	The gains relate to the sale of two properties during the first quarter of 2020.
(7)

Costs relate to estimated non-income taxes we have concluded we are probable of being assessed. These estimated taxes have been accrued in Selling, general, administrative and other expenses on the Condensed Consolidated Statements of Comprehensive Income (Loss).

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

The following is a reconciliation of Core and Non-Core GAAP net income (loss) to Core and Non-Core non-GAAP EBITDA and Adjusted EBITDA for the three months ended March 31, 2019 (in thousands):

	Core	Non-Core	Total
Net loss	$(3,445)	$(1,114)	$(4,559)
Depreciation and amortization	1,491	1,956	3,447
Interest expense	303	579	882
Income tax expense	82	—	82

EBITDA	(1,569)	1,421	(148)

Stock-based compensation (1)	916	—	916
Transaction and integration costs (2)	62	—	62
Loss on asset dispositions	—	6	6
Non-income tax expense assessment (3)	163	—	163

Adjusted EBITDA	(428)	1,427	999

Adjusted EBITDA attributable to noncontrolling interests	—	(547)	(547)

Adjusted EBITDA attributable to RLH Corporation	$(428)	$880	$452

(1)

Costs represent total stock-based compensation for the period. These costs are included within Selling, general, administrative and other expenses and Marketing, reservations and reimbursables on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(2)	Transaction and integration costs include incremental expenses incurred for potential and executed acquisitions and dispositions of assets.
(3)

Costs relate to estimated non-income taxes we have concluded we are probable of being assessed. These estimated taxes have been accrued in Selling, general, administrative and other expenses on the Condensed Consolidated Statements of Comprehensive Income (Loss).